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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                             Schmitt Industries Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    806870200
                                 (CUSIP Number)

                                   February 15, 2010
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 806870200

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     NICUSA CAPITAL PARTNERS, L.P.,                  EIN No. 65-117893
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           252,383
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         252,383
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     252,383
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.72%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

(a)   Name of Issuer:

      Schmitt Industries Inc.

(b) Address of Issuer's Principal Executive Offices:

Item 2.

(a)   Name of Person Filing:

      Nicusa Capital Partners, L.P. and Nicusa Investment Advisors, LLC

      This statement is filed on behalf of Nicusa Capital Partners, L.P. ("Nicusa Capital") and Nicusa Investment Advisors, LLC ("NIA"). NIA serves as the investment advisor to Nicusa Capital - and also serves as an advisor for the accounts of various third parties who are otherwise unaffiliated with Nicusa Capital. This statement pertains to all of the shares of the issuer held by both Nicusa Capital and the other accounts managed by NIA.


(b)   Address of Principal Business Office or, if none, Residence:

      17 State Street, Suite 1650
      New York, N.Y.l0004

(c)   Citizenship:

      Delaware

(d)   Title of Class of Securities:

      common stock

(e)   CUSIP Number:

      806870200

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
78c).

(d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g) |_| A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

(h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 252,383.

(b) Percent of class: 8.72%.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 252,383.

(ii) Shared power to vote or to direct the vote: N/A.

(iii) Sole power to dispose or to direct the disposition of: 252,383.

(iv) Shared power to dispose or to direct the disposition of N/A.


Item 5. Ownership of Five Percent or Less of a Class

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Item 8. Identification and Classification of Members of the Group

Item 9. Notice of Dissolution of Group

Item 10. Certification

(a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 15, 2010
-----------------------------
Date

                                Nicusa Capital Partners, L.P.
                                By: Nicusa Capital LLC

                                By:/s/ Paul Johnson
                                  -----------------------------
                                  Paul Johnson, managing member


                                Nicusa Investment Advisors, LLC

                                By:/s/ Paul Johnson
                                   -----------------------------
                                   Paul Johnson, managing member

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention:

Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)